     As filed with the Securities and Exchange Commission on March 28, 2000

                                                    Registration No. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                 -------------

                       PEGASUS COMMUNICATIONS CORPORATION
             ------------------------------------------------------
             (Exact Name of Registrant as Specified in Its Charter)

            DELAWARE                                      51-0374669
-------------------------------                      ----------------------
(State or Other Jurisdiction of                        (I.R.S. Employer
Incorporation or Organization)                       Identification Number)

                  c/o Pegasus Communications Management Company
                         225 City Line Avenue, Suite 200
                         Bala Cynwyd, Pennsylvania 19004
                                 (888) 438-7488
          -------------------------------------------------------------
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Offices)

                               Ted S. Lodge, Esq.
                  c/o Pegasus Communications Management Company
                         225 City Line Avenue, Suite 200
                         Bala Cynwyd, Pennsylvania 19004
                                 (888) 438-7488
       -------------------------------------------------------------------
       (Name, Address, Including Zip Code, and Telephone Number, Including
                        Area Code, of Agent For Service)

                                   Copies to:

            Scott A. Blank, Esq.                        Michael B. Jordan, Esq.
     Pegasus Communications Corporation                 Diana E. McCarthy, Esq.
c/o Pegasus Communications Management Company         Drinker Biddle & Reath LLP
            225 City Line Avenue                           One Logan Square
                  Suite 200                              18th & Cherry Streets
            Bala Cynwyd, PA 19004                    Philadelphia, PA 19103-6996
               (888) 438-7488                               (215) 988-2700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, depending on market conditions and other factors.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _________
     If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ___________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

  ============================================================================================================================

    Title of Each Class of                                   Proposed                Proposed
          Securities                  Amount                 Maximum                 Maximum                 Amount of
             to be                     To be              Offering Price            Aggregate              Registration
          Registered               Registered(1)         Per Unit (1),(2)     Offering Price (1),(2)        Fee (1),(3)
  ----------------------------------------------------------------------------------------------------------------------------
  Class A Common Stock par
  value, $.01 per share
  Non-Voting Common Stock
  par value, $.01 per share
  Preferred Securities (4)
  Warrants
  Units
  ----------------------------------------------------------------------------------------------------------------------------
  Senior Debt Securities
  Senior Subordinated Debt
  Securities
  Subordinated Debt Securities
  ----------------------------------------------------------------------------------------------------------------------------
  Total                               $750,000,000           100%                    $750,000,000             $198,000
  ============================================================================================================================

     (1) Includes such indeterminate number of preferred securities and such indeterminate principal amount of preferred stock, warrants, non-voting common stock, units, senior debt securities, senior subordinated debt securities and subordinated debt securities as may be periodically issued at indeterminate prices. This Registration Statement also covers delayed delivery contracts that may be issued by the Registrant under which the party purchasing such contracts may be required to purchase senior debt securities, senior subordinated debt securities, subordinated debt securities or preferred securities.
     (2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and exclusive of accrued interest and distributions, if any. The aggregate public offering price of the preferred securities and the senior debt securities, senior subordinated debt securities or subordinated debt securities registered will not exceed $750,000,000.
     (3) The registration fee has been calculated pursuant to Rule 457(o) and reflects the offering price rather than the principal amount of any debt securities offered at a discount.
     (4) Also includes or represents, as applicable, such indeterminate number of Depositary Shares to be evidenced by Depositary Receipts as may be issued pursuant to a Deposit Agreement. In the event the Company elects to offer to the public fractional interests in shares of the Preferred Stock registered hereunder, Depositary Receipts will be distributed to those persons purchasing such fractional interests and shares of Preferred Stock will be issued to the Depositary under the Deposit Agreement. No separate consideration will be received for the Depositary Shares.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this prospectus is incomplete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED MARCH 28, 2000

PROSPECTUS
____________, 2000

$750,000,000



                                 [PEGASUS LOGO]




                       PEGASUS COMMUNICATIONS CORPORATION
         Class A Common Stock, Non-Voting Common Stock, Warrants, Units,
                  Preferred Securities, Senior Debt Securities,
      Senior Subordinated Debt Securities and Subordinated Debt Securities

                                 -------------

         We may periodically sell the following securities to the public:

         o  our Class A common stock;

         o  our non-voting common stock;

         o  our warrants;

         o  units consisting of two or more classes of our securities;

         o our preferred securities, which may be represented by depositary shares;

         o our debt securities, including senior debt securities, senior subordinated debt securities and subordinated debt securities; or

         o  any combination of these.

         Specific terms of the Class A common stock, non-voting common stock, warrants, units, preferred securities and debt securities will be set forth in a prospectus supplement with respect to the specific type or types of securities then being offered.

         Our Class A common stock is listed on the Nasdaq Stock Market under the symbol "PGTV."

         The securities described in this prospectus may be offered in amounts, at prices and on terms to be determined at the time of the offering. However, the aggregate public offering price of all such securities will not exceed $750,000,000.

--------------------------------------------------------------------------------
                      See Risk Factors beginning on Page 4.
--------------------------------------------------------------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

         We urge you to carefully read this prospectus and the accompanying prospectus supplement, which will describe the specific terms of the Class A common stock, non-voting common stock, warrants, units, preferred securities and the debt securities being offered, before you make your investment decision.

         This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement.

         No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus or the accompanying prospectus supplement and, if given or made, such information or representation must not be relied upon as having been authorized.

                              About This Prospectus

         This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf registration process, we may sell any combination of the securities described in this prospectus in one of more offerings up to an aggregate total public offering price of $750,000,000. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described in Where You Can Find More Information.

         The information in this prospectus assumes the completion of the acquisition of Golden Sky Holdings, Inc and other pending acquisitions described in our annual report on Form 10-K.

                                     Pegasus

         Pegasus Communications Corporation is:

         o The largest independent distributor of DIRECTV(R) with 1.1 million subscribers at February 29, 2000. We have the exclusive right to distribute DIRECTV digital broadcast satellite services to approximately 7.2 million rural households in 41 states. We distribute DIRECTV through the Pegasus retail network, a network in excess of 2,500 independent retailers.

         o The owner or programmer of ten TV stations affiliated with either Fox, UPN or the WB.

         o One of the fastest growing media companies in the United States. We have increased our revenues at a compound growth rate of 89% per annum since our inception in 1991.

         We were incorporated in Delaware in May 1996. Our principal executive office is c/o Pegasus Communications Management Company, 225 City Line Avenue, Suite 200, Bala Cynwyd, PA 19004. Our telephone number is (888) 438-7488.

                       Where You Can Find More Information

         We are a public company and file annual, quarterly and special reports, as well as proxy statements and other information with the SEC. You may read and copy any of the documents we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, NW, Washington DC 20549 or at its Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may obtain further information about the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. These SEC filings are also available to the public over the Internet at the SEC's web site at http://www.sec.gov, which contains reports, proxy statements and other information regarding registrants like us that file electronically with the SEC. Our Class A common stock is quoted on the Nasdaq National Market and reports and other information about us may be inspected at the Nasdaq National Market at 1735 K Street, NW, Washington, DC 20007-1500.

         This prospectus is only part of a registration statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the registration statement. We have also filed exhibits and schedules with the registration statement that are excluded from this prospectus. You should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may inspect a copy of the registration statement, including the exhibits and schedules, without charge, at the public reference room or obtain a copy from the SEC upon payment of the fees prescribed by the SEC.

         The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We are incorporating by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we terminate this offering.

         We are incorporating by reference the following document:

         o Pegasus' Annual Report on Form 10-K filed with the SEC on March 10, 2000 for the fiscal year ended December 31, 1999;

         o Pegasus' Current Reports on Form 8-K filed with the SEC on January 12, 2000 dated January 12, 2000 and on January 12, 2000 dated November 19, 1999 (as amended by Form 8-K/A filed on February 2, 2000 and as further amended by Form 8-K/A filed on February 16, 2000);

         o The sections entitled "Golden Sky Holdings, Inc." and "Pegasus Communications Corporation Pro Forma Consolidated Financial Information (unaudited)" beginning at pages F-25 and F-59, respectively, of the proxy statement/prospectus contained in Pegasus' Registration Statement on Form S-4 (File No. 333-31080); and

         o The description of Class A common stock contained in our Registration Statement on Form 8-A (File No. 000-21389) filed with the SEC on September 18, 1996, including any amendments or reports filed for the purpose of updating such description.

         You may request a copy of these filings at no cost by writing or telephoning us at the following address and number:

                       Pegasus Communications Corporation
                  c/o Pegasus Communications Management Company
                         225 City Line Avenue, Suite 200
                         Bala Cynwyd, Pennsylvania 19004
              Attention: Vice President of Corporate Communications
                                 (888) 438-7488

         You should rely only on the information we include or incorporate by reference in this prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different or additional information. The information contained in this prospectus or the applicable prospectus supplement is accurate only as of the date on the front of those documents, regardless of the time of delivery of this prospectus or the applicable prospectus supplement or of any sale of our securities, and you should not assume that the information in this prospectus or the applicable prospectus supplement is accurate as of any other date.

                                  Risk Factors

         In addition to the other information in this prospectus and any applicable prospectus supplement, the following factors and the factors set forth in the applicable prospectus supplement should be considered carefully in evaluating an investment in our securities. To the extent that any risk factor contained in any prospectus supplement conflicts with or supersedes any risk factor contained in this prospectus, the risk factor in such prospectus supplement shall control.

Risks of Investing in the Securities

         Our Substantial Indebtedness Could Adversely Affect Any Investment in Securities Outstanding From Time to Time

         We have now and expect to have a significant amount of indebtedness. Our substantial indebtedness could have important consequences. For example, it could:

         o make it more difficult for us to pay our obligations under securities outstanding from time to time;

         o increase our vulnerability to general adverse economic and industry conditions;

         o require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other activities;

         o limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate; and

         o place us at a competitive disadvantage compared to our competitors that have less debt.

         We May Not Be Able To Generate Enough Cash To Service Our Debt

         Our ability to make payments on and to refinance our indebtedness, including securities outstanding from time to time, and to fund planned capital expenditures and other activities will depend on our ability to generate cash in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Accordingly, we cannot assure you that our business will generate sufficient cash flow to service our debt.

         Based on our current level of operations and anticipated cost savings and operating improvements, we believe our cash flow from operations, available cash and available borrowings under our credit facilities, will be adequate to meet our future liquidity needs for at least the next few years.

         We cannot assure you that:

         o our business will generate sufficient cash flow from operations;

         o currently anticipated cost savings and operating improvements will be realized on schedule; or

         o future borrowings will be available to us under our credit facilities in amounts sufficient to enable us to pay our indebtedness, or to fund our other liquidity needs.

         We may need to refinance all or a portion our indebtedness on or before maturity. We cannot assure you that we will be able to refinance any of our indebtedness, including our credit facilities, on commercially reasonable terms or at all.

         If a Change of Control Occurs, We May Be Unable To Refinance Our Publicly Held Debt, Bank Debt and Preferred Stock

         If a change of control of Pegasus occurs, we will be required to offer to repurchase all outstanding notes. We must offer to redeem other publicly held debt securities and preferred stock for approximately $914.8 million including Golden Sky's publicly held debt securities. In addition, our bank debt, including Golden Sky's bank debt, of approximately $256.2 million at December 31, 1999, would also come due on a change of control. If a change of control occurs, and we are unable to finance it, we would be in default.

         We May Have Difficulty in Obtaining Cash from Our Subsidiaries to Meet Our Obligations Which Could Adversely Affect Your Investment

         We will have to rely upon dividends and other payments from our subsidiaries to generate the funds necessary to repurchase or pay any securities offered from time to time. Our subsidiaries, however, are legally distinct from us and have no obligation, contingent or otherwise, to pay amounts due under any securities offered from time to time. The ability of our subsidiaries to make dividend and other payments to us is subject to, among other things, the availability of funds, the terms of our subsidiaries' indebtedness and applicable state laws. There are significant restrictions on the payment of dividends to us contained in the instruments governing the obligations of our subsidiaries.

         Our Stock Price Has Been Volatile

         There may be significant volatility in the market price of our Class A common stock due to factors that may or may not relate to Pegasus' performance. The market price of the Class A common stock may be significantly affected by various factors such as economic forecasts, financial market conditions, acquisitions and quarterly variations in Pegasus' results of operations.

Risks of Our Direct Broadcast Satellite Business

         Satellite and Direct Broadcast Satellite Technology Could Fail or Be Impaired

         If any of the DIRECTV satellites are damaged or stop working partially or completely for any of a number of reasons, DIRECTV customers would lose programming. We would in turn likely lose customers, which could materially and adversely affect our operations, financial performance and the trading price of our Class A common stock.

         Direct broadcast satellite technology is highly complex and is still evolving. As with any high-tech product or system, it might not function as expected. In particular, the satellites at the 101(0) W orbital location may not last for their expected lives. In July 1998, DIRECTV reported that the primary spacecraft control processor failed on DBS-1. As it was designed to do, the satellite automatically switched to its on-board spare processor with no interruption of service to DIRECTV subscribers. A more substantial failure of our DIRECTV direct broadcast satellite system could occur in the future. See - We May Lose Our DIRECTV Rights After the Initial Term of Our Agreements With the National Rural Telecommunications Cooperative.

         Events at DIRECTV Could Adversely Affect Us

         Because we are an intermediary for DIRECTV, events at DIRECTV that we do not control can adversely affect us. One of the most important of these is DIRECTV's ability to provide programming that appeals to mass audiences. DIRECTV generally does not produce its own programming; it purchases it from third parties. DIRECTV's success -- and therefore ours -- depends in large part on DIRECTV's ability to make good judgments about programming sources and obtain programming on favorable terms. We have no control or influence over this.

         Programming Costs May Increase, Which Could Adversely Affect Our Direct Broadcast Satellite Business

         Programmers could increase the rates that DIRECTV pays for programming. As a result, our costs would increase. This could cause us to increase our rates and lose either customers or revenues.

         The law requires programming suppliers that are affiliated with cable companies to provide programming to all multi-channel distributors -- including DIRECTV -- on nondiscriminatory terms. The rules implementing this law are scheduled to expire in 2002. If they are not extended, these programmers could increase DIRECTV's rates, and therefore ours. If we increase our rates, we may lose customers. If we do not increase our rates, our revenues and financial performance could be adversely affected.

         We May Lose Our DIRECTV Rights After the Initial Term of Our Agreements With the National Rural Telecommunications Cooperative

         We may or may not be able to continue in the DIRECTV business after the current DIRECTV satellites are replaced. If we can continue, we cannot predict what it will cost us to do so.

         As part of a counterclaim in the litigation between the National Rural Telecommunications Cooperative and DIRECTV, DIRECTV is seeking a declaratory judgement that the term of the National Rural Telecommunications Cooperative's agreement with DIRECTV is measured only by the orbital life of DBS-1, the first DIRECTV satellite launched, and not the orbital lives of the other DIRECTV satellites at the 101(degree) W orbital location. According to DIRECTV, DBS-1 suffered a failure of its primary control processor in July 1998 and since that time has been operating normally using a spare control processor. If DIRECTV were to prevail on its counterclaim, any failure of DBS-1 could have a material adverse effect on our DIRECTV rights. While the National Rural Telecommunications Cooperative has a right of first refusal to receive certain services from any successor DIRECTV satellite, the scope and terms of this right of first refusal are also being disputed in the litigation. This right is not expressly provided for in our agreements with the National Rural Telecommunications Cooperative.

         On January 10, 2000, Pegasus and Golden Sky Holdings, Inc. filed a class action lawsuit in federal court in Los Angeles against DIRECTV as representatives of a proposed class that would include all members and affiliates of the National Rural Telecommunications Cooperative that are distributors of DIRECTV. The complaint contains causes of action for various torts, common counts and declaratory relief based on DIRECTV's failure to provide the National Rural Telecommunications Cooperative with from providing this programming to the class members and affiliates. The claims are also based on DIRECTV's position with respect to launch fees and other benefits, term and rights of first refusal. The complaint seeks monetary damages and a court order regarding the rights of the National Rural Telecommunications Cooperative and its members and affiliates.

         On February 10, 2000, Pegasus and Golden Sky filed an amended complaint, which added new tort claims against DIRECTV for interference with plaintiffs' relationships with manufacturers, distributors and dealers of direct broadcast satellite equipment. Pegasus and Golden Sky also withdrew the class action allegations to allow a new class action to be filed on behalf of the members and affiliates of the National Rural Telecommunications Cooperative. The outcome of this litigation and the litigation filed by the National Rural Telecommunications Cooperative could have a material adverse effect on the scope and duration of Pegasus' right to provide DIRECTV programming in its rural markets, its capital requirements and its costs of operations.

         Our revenues and financial performance would be adversely affected if we are not able to continue in the DIRECTV business for the reasons described above.

         The Effect of New Federal Satellite Television Legislation on Our Business Is Unclear

         On November 29, 1999, the President signed The Satellite Home Viewer Improvement Act of 1999. The Act contains provisions that will be phased in over time. In addition, the FCC and other federal agencies will undertake rulemaking and studies in connection with this legislation. Therefore, we cannot predict the effect of this new law on our business at this time.

         The Act resolves many of the issues involved in years of litigation between the networks and the direct broadcast satellite industry regarding retransmission of network programming to direct broadcast satellite subscribers. Generally, it also preserves the industry's right to retransmit distant network programming to subscribers in "unserved" areas. It also extends through December 31, 2004 the statutory right, for a copyright royalty fee, of the industry to retransmit independent programming - so-called superstations - to subscribers as "distant" signals. Further, satellite carriers will be required to deliver signals only to households that cannot clearly receive over-the-air network signals with a rooftop antenna.

         Before this legislation was enacted, we had cut-off network programming to approximately 159,000 of our subscribers, in connection with settlement of the litigation referred to above. We are unsure at this time how many of these subscribers will be eligible and will want to receive network programming services under this legislation.

         Among other things, the Act directs the FCC to take actions to prescribe the picture quality standard that the FCC uses to predict what households do not receive a strong enough network broadcast signal over-the-air and therefore are eligible to receive distant network signals. The effect on our business of these FCC actions and other studies and rulemakings that the FCC will undertake cannot be predicted at this time.

         We Could Lose Money Because of Signal Theft

         If signal theft becomes widespread, our revenues would suffer. Signal theft has long been a problem in the cable and direct broadcast satellite industries. DIRECTV uses encryption technology to prevent people from receiving programming without paying for it. The technology is not foolproof and there have been published reports that it has been compromised.

         We Could Lose Revenues if We Have Out-of-Territory Subscribers

         Just as we have exclusive DIRECTV distribution rights in our territories, we are not allowed to have customers outside our territories. The problem is that customers are not always truthful about where they live. If it turns out that large numbers of our subscribers are not in our territories, we would lose substantial revenues when we disconnect them. We could also face legal consequences for having subscribers in Canada, where DIRECTV reception is illegal.

         Direct Broadcast Satellite Services Face Competition from
         Cable Operators

         One of the competitive advantages of direct broadcast satellite systems is their ability to provide customers with more channels and a better-quality digital signal than traditional analog cable television systems. Many cable television operators are making significant investments to upgrade their systems from analog to digital. This upgrade will significantly increase the number of channels that cable television operators can provide to their customers and the quality of the transmission. In addition, many cable television operators are upgrading their systems to provide their customers with high-speed Internet access. These upgrades could make cable television a more attractive alternative for consumers, which could have an adverse effect on our direct broadcast satellite business.

         Direct Broadcast Satellite Equipment Shortages Could Adversely Affect Our Direct Broadcast Business

         There have been periodic shortages of direct broadcast satellite equipment and there may be such shortages in the future. During such periods, we may be unable to accept new subscribers and, as a result, potential revenue could be lost. If we are unable to obtain direct broadcast satellite equipment in the future, or if we cannot obtain such equipment on favorable terms, our subscriber base and revenues could be adversely affected.

Risks of Our Broadcast Television Business

         Our Broadcast Operations Could Be Adversely Affected if We Fail To Negotiate Successfully Our Network Affiliation Agreements

         Our network affiliation agreements with Fox formally expired on January 30, 1999 (other than the affiliation agreement for television station WTLH, which is scheduled to expire on December 31, 2000). Except in the case of WTLH, we currently broadcast Fox programming under arrangements between Pegasus and Fox which have generally conformed in practice to such affiliation agreements, and we are in the process of negotiating new affiliation agreements. If we are not successful in these negotiations, our broadcast operations could suffer materially.

         Fox Could Cancel Our Affiliation Agreements if It Acquires a Significant Ownership Interest in One of Our Markets

         In addition, if Fox acquires a significant ownership interest in another station in one of our markets, it can cancel our affiliation agreement or arrangement for that market without penalty. Fox has done this in the past to other broadcasters.

         Our Broadcast Operations Could Be Adversely Affected if the FCC Prevents Our Local Marketing Agreement Strategy

         One of our important strategies in broadcast television is to achieve economies of scale by programming two stations in each of our markets. Because the FCC did not allow a broadcaster to own more than one television station in the same market, we implemented our strategy -- like other broadcasters -- through arrangements known as local marketing agreements. Under these arrangements, we contracted to provide programming and other services to the licensee of a separate television station in the market. We currently have local marketing agreements for second stations in three of our markets and our only station in another market is programmed through a local marketing agreement. We expect to program a second station under such an agreement in one more market by 2000.

         In August 1999, the FCC revised its television ownership rules to permit, in certain circumstances, the common ownership of two stations in a television market. The FCC also decided to treat most television local marketing agreements as if the station providing programming owned the programmed station. These decisions could prohibit us from programming or acquiring additional in-market stations and could also require us to terminate some of our existing local marketing agreements by August 2001. We will vigorously seek to obtain favorable rulings from the FCC and to preserve and expand our broadcast television strategy through the grandfathering of our existing arrangements or outright common ownership. Unfavorable implementation decisions by the FCC, however, could cost us significant revenues and could affect our broadcast operations materially and adversely.

         Antitrust Laws Could Limit Our Local Marketing Agreement Strategy

         Apart from the FCC, federal agencies that administer the antitrust laws have said they intend to review market concentrations in television, including through local marketing agreements that the FCC permits. If so, these agencies could limit partially or altogether our ability to program stations through local marketing agreements. We cannot predict how this will affect us.

         Our Inability To Control Licensees Under Our Local Marketing Agreements Could Adversely Affect Our Broadcast Operations

         Even if we can keep and expand our local marketing agreements, their use carries the inherent risk that we do not control the other parties that actually own the stations and hold the stations' FCC licenses. It is conceivable that the licensee could pre-empt our programming. In an extreme case, the licensee could cease to meet FCC qualifications and put its license in jeopardy, in which case, we could lose the ability to program the station.

         The Planned Industry Conversion to Digital Television Could Adversely Affect Our Broadcast Business

         All commercial television stations in the United States must start broadcasting in digital format by May 2002 and must abandon the present analog format by 2006, though the FCC may extend these dates.

         o It will be expensive to convert from the current analog format to digital format. We cannot now determine what that cost will be.

         o The digital technology will allow us to broadcast multiple channels, compared to only one today. We cannot predict whether or at what cost we will be able to obtain programming for the additional channels. Increased revenues from the additional channels may not make up for the conversion cost and additional programming expenses. Also, multiple channels programmed by other stations could increase competition in our markets.

         o The FCC has generally made available much higher power allocations to digital stations that will replace stations on existing channels 2 through 13 than digital stations that will replace existing channels 14 through 69. All of our existing stations are on channels 14 through 69. This power disparity could put us at a disadvantage to our competitors that now operate on channels 2 through 13.

         o In some cases, when we convert a station to digital television, the signal may not be received in as large a coverage area, or it may suffer from additional interference. Also, because of the technical standards adopted by the FCC, the digital signal may be subject to interference to a greater degree than current analog transmissions. As a result, viewers using antennas located inside their homes, as opposed to outdoor, roof-top antennas, may not receive a reliable signal. If viewers do not receive a high-quality, reliable signal from our stations, they may be encouraged to seek service from our competitors.

         o The FCC is considering whether to require cable companies to carry both the analog and the digital signals of their local broadcasters when television stations will be broadcasting both, during the transition period between 2002, at the latest, and 2006. If the FCC does not require this, cable customers in our broadcast markets may not receive our digital signal, which could affect us unfavorably.

         The New Federal Satellite Television Legislation Could Adversely Affect Our Broadcast Business

         The Satellite Home Viewer Improvement Act of 1999 could have an adverse effect on our broadcast stations' audience share and advertising revenues.

         This legislation may allow satellite carriers to provide the signal of distant stations with the same network affiliation as our stations to more television viewers in our markets than would have been permitted under previous law. In addition, the legislation allows satellite carriers to provide local television signals by satellite within a station market, but does not require satellite carriers to carry all local stations in a market until 2002. Satellite carriers could decide to carry other stations in our markets, but not our stations, which could adversely affect our stations' audience share and revenues.

Risks of Our Cable Business

         We Could Lose Revenues Because of Our Geographic Concentration in Puerto Rico

         All of our cable operations are in Puerto Rico. This geographic concentration carries risks:

o Puerto Rico gets more hurricanes and other severe weather than many other places. Because of Hurricane Georges, which struck Puerto Rico in September 1998, we lost $1.4 million of revenue in the fourth quarter of

     1998 alone, and we spent about $300,000 to repair the damage. Future hurricanes can be expected and could be even worse for us.

o A local downturn in the Puerto Rico economy could cause us to lose revenues from subscribers and advertisers. This would affect our cable business more seriously than if we were more geographically diversified.

o A material adverse change in our Puerto Rico cable operations could affect our ability to sell our cable systems at all or for the consideration agreed upon in the letter of intent relating to the sale of the business.

         The FCC's Digital Television Requirements May Prevent Us from Expanding Our Cable Programming

         The FCC's digital television rules may cause us to lose customers and revenues. We mentioned above that the FCC is considering whether to require cable companies to carry both the analog and digital signals of local television stations during the transition to digital broadcasting. See Risks of Our Broadcast Television Business -- The Planned Industry Conversion to Digital Television Could Adversely Affect Our Broadcast Business. Because we have only a finite amount of channel capacity in our cable system, this requirement could hurt our ability to expand our programming offerings. If we cannot expand programming offerings, we may lose customers and revenues.

         We Could Become Subject to Rate Regulation Which Could Reduce Our Cable Revenues

         We may lose revenues if we become subject to rate regulation. The government can regulate the rates cable companies charge for the lowest level of their service. The government does not now regulate our rates since the FCC has found that our cable systems are subject to effective competition. This means that less than 30% of the people that could subscribe to the systems do subscribe. But if we are successful in significantly increasing the percentage of people that subscribe to our service, the lowest level of cable service we offer could become subject to rate regulation. If so, we might have to reduce our cable rates, resulting in decreased revenues. If our cable systems become subject to rate regulation, we may not be able to sell our cable systems at all or for the consideration agreed upon in the letter of intent relating to the sale of our cable business.

Other Risks of Our Business

         We Face Certain Other Regulatory Risks

         The direct broadcast satellite, television broadcast, and cable industries are subject to regulation by the FCC under the Communications Act of 1934 and, to a certain extent, by state and local authorities. Proceedings to implement the Communications Act are on-going, and we cannot predict the outcomes of these proceedings or their effect on our business. We depend on broadcast licenses from the FCC to operate our broadcast station, and DIRECTV depends on FCC licenses to operate its digital broadcast satellite service. If the FCC cancels, revokes, suspends, or fails to renew any of these licenses, it could have a harmful effect on us.

         We Have a History of Substantial Losses; We Expect Them To Continue; Losses Could Adversely Affect Our Stock Price and Access to Capital Markets

         We have never made a profit, except in 1995, when we had a $10.2 million extraordinary gain. Because of interest expense on our substantial debt and because of high expense in amortizing goodwill from our acquisitions, we do not expect to have net income for the foreseeable future. To the extent investors measure our performance by net income or loss, rather than alternative measures based on cash flow, continuing losses could adversely affect our access to capital markets and the trading price of our Class A common stock.

         We Face Significant Competition; the Competitive Landscape Changes Constantly

         Our direct broadcast satellite business faces competition from other current or potential multi-channel programming distributors, including other direct broadcast satellite operators, direct-to-home distributors, cable operators, wireless cable operators, Internet and local and long-distance telephone companies, which may be able to offer more competitive packages or pricing than we or DIRECTV can provide. In addition, the direct broadcast satellite industry is still evolving and recent or future competitive developments could adversely affect us.

         Our TV stations compete for audience share, programming and advertising revenue with other television stations in their respective markets and with direct broadcast satellite operators, cable operators and other advertising media. Direct broadcast satellite and cable operators in particular are competing more aggressively than in the past for advertising revenues in our TV stations' markets. This competition could adversely affect our stations' revenues and performance in the future.

         Our cable systems face competition from television stations, satellite master antennae television systems, wireless cable systems, direct-to-home distributors, direct broadcast satellite systems and open video systems.

         In addition, the markets in which we operate are in a constant state of change due to technological, economic and regulatory developments. We are unable to predict what forms of competition will develop in the future, the extent of such competition or its possible effects on our businesses.

         Our Acquisition Strategy May Become Too Expensive Which Could Adversely Affect Our Financial Performance

         We may not be able to keep making acquisitions on attractive terms. If we cannot continue to make acquisitions on attractive terms, our financial performance and stock price could suffer.

         If we pay for an acquisition with our stock, the acquisition could dilute existing stockholders, depending on its terms. If we finance an acquisition by borrowing, this would increase our already high leverage and interest expense.

         We May Not Be Able To Get the Consents Necessary To Implement Our Acquisition Strategy

         We have been able to get the necessary consents to make acquisitions in the past, but this could change, or become more difficult, or require us to incur additional costs, for reasons we cannot predict. Our acquisitions normally require third-party consents that we do not control. These include the consents of DIRECTV and the National Rural Telecommunications Cooperative for direct broadcast satellite acquisitions, the FCC and the television networks for broadcast TV acquisitions, and cable franchising authorities and programmers for cable acquisitions. Some acquisitions also require the consent of our lenders.

         We May Not Be Able To Integrate Acquired Companies Successfully Which Could Affect Our Financial Performance

         We could encounter difficulties integrating any given acquired business into our operations. These difficulties can cost money and divert management's attention from other important matters.

         Forward-Looking Statements May Prove Inaccurate

         This prospectus contains or incorporates by reference certain statements and information that are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We use words such as "anticipate," "believe," "estimate," "expect," "intend," "project," "should" and similar expressions to identify forward looking statements. Those statements include, among other things, the discussions of our business strategy and expectations concerning our market position, future operations, margins, profitability, liquidity and capital resources, as well as statements concerning the integration of our acquisitions and related achievement of cost savings and other synergies. We caution you that reliance on any forward-looking statement involves risks and uncertainties, and that although we believe that the assumptions on which our forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate, and, as a result, the forward-looking statements based on those assumptions also could be incorrect. The uncertainties in this regard include, but are not limited to, those identified in the risk factors discussed above. In light of these and other uncertainties, you should not conclude that we will necessarily achieve any plans and objectives or projected financial results referred to in any of the forward-looking statements. We do not undertake to release the results of any revisions of these forward-looking statements to reflect future events or circumstances.

                                 Use of Proceeds

         We currently intend to use the net proceeds from the sale of the securities described in this prospectus for working capital and general corporate purposes. In addition, we may, if the opportunity arises, use an unspecified portion of the net proceeds to fund our continued growth, including growth through capacity expansion, acquisitions, alliances and joint ventures. The prospectus supplement for the securities offered will describe any particular use of proceeds other than as set forth above.


                                 Dividend Policy

         Common Stock. We have not paid any cash dividends on our Class A common stock or non-voting common stock and do not anticipate paying cash dividends on our common stock in the foreseeable future. Our policy is to retain cash for operations and expansion. Payment of cash dividends on the common stock is restricted by Pegasus' publicly held debt securities and preferred stock. Our ability to obtain cash from our subsidiaries with which to pay cash dividends is also restricted by the subsidiaries' publicly held debt securities and bank agreements.

         Preferred Stock. We are allowed to pay dividends on the Series C convertible preferred stock by issuing shares of our Class A common stock instead of paying cash, and until July 1, 2002, we are allowed to pay dividends on our Series A preferred stock by issuing more shares of that stock instead of paying cash. We expect to issue shares of our Class A common stock and Series A preferred stock to pay these dividends, and in any event our publicly held debt securities do not permit us to pay cash dividends on our Series A Preferred Stock until July 1, 2002. We are also obligated to pay cash dividends of $1.4 million per year on our Series B, Series D, and Series E junior convertible participating preferred stock. These payments are subject to compliance with outstanding indentures and the certificate of designation with respect to the Series A preferred stock.

       Ratio of Earnings to Combined Fixed Charges and Preferred Dividends

         Earnings were inadequate to cover combined fixed charges and preferred stock dividends by approximately $8.1 million, $9.8 million, $29.6 million, $94.8 million and $204.0 million for the years ended December 31, 1995, 1996, 1997, 1998 and 1999, respectively. Assuming the acquisition of Golden Sky Holdings, Inc., the investment in Personalized Media, the pending sale of our Puerto Rico cable system, the closing of the new Pegasus Media & Communications credit facility and the offering of Series C convertible preferred stock had occurred on January 1, 1999, our earnings would have been inadequate to cover our fixed charges and preferred stock dividends by $460.9 million for the year ended December 31, 1999. For the purposes of the calculation of the ratio of earnings to fixed charges, fixed charges consist of interest expense, amortization of deferred financing costs and the component of operating lease expense which management believes represents an appropriate interest factor.

                          Description of Capital Stock

         Our authorized capital stock consists of:

         o 250,000,000 shares of Class A common stock, par value $.01 per share;

         o 30,000,000 shares of Class B common stock, par value $.01 per share;

         o 200,000,000 shares of non-voting common stock, par value $.01 per share; and

         o 20,000,000 shares of preferred stock, par value $.01 per share.

         As of March 23, 2000, there were 15,939,203 shares of Class A common stock outstanding, held of record by approximately 148 shareholders, and 4,581,900 shares of Class B common stock outstanding beneficially owned entirely by Marshall W. Pagon, our President and Chief Executive Officer. None of our non-voting common stock is issued and outstanding.

         Of the 20,000,000 shares of preferred stock that we are authorized to issue, approximately 143,684 shares have been designated as Series A preferred stock, 5,707 shares have been designated as Series B junior convertible participating preferred stock, 3,000,000 shares have been designated as Series C convertible preferred stock, 22,500 shares have been designated as Series D junior convertible participating preferred stock and 10,000 shares have been designated Series E junior convertible participating preferred stock.

         The following summary description relating to our capital stock sets forth the material terms of our capital stock. This summary is not intended to be complete. It is subject to, and qualified in its entirety by reference to, our amended and restated certificate of incorporation and the certificates of designation for the different series of preferred stock.

Description of Common Stock

         Voting, Dividend and Other Rights. The voting powers, preferences and relative rights of the Class A common stock, Class B common stock and non-voting common stock are identical in all respects, except for the following differences:

         o holders of Class A common stock are entitled to one vote per share; holders of Class B common stock are entitled to ten votes per share; and holders of non-voting common stock have no voting right except as provided by law;

         o stock dividends on Class A common stock may be paid only in shares of Class A common stock or non-voting common stock; stock dividends on Class B common stock may be paid only in shares of Class B common stock or non-voting common stock; and stock dividends on non-voting common stock may be paid only in shares of non-voting common stock;

         o shares of Class B common stock can be converted into Class A common stock and are subject to certain restrictions on ownership and transfer.

         Holders of non-voting common stock are not entitled to vote on amendments to Pegasus' certificate of incorporation, whether such amendment increases or decreases the number of shares of non-voting common stock, or otherwise. Where holders of non-voting common stock are entitled to a vote by law, they are entitled to one vote per share, and they will vote together as a single class with the holders of the Class A common stock and Class B common stock, unless the law requires a separate vote.

         Holders of a majority of the outstanding shares of the Class A common stock and the Class B common stock, voting as separate classes, must approve any amendment to the amended and restated certificate of incorporation that has any of the following effects:

         o any decrease in the voting rights per share of Class A common stock or any increase in the voting rights of Class B common stock;

         o any increase in the number of shares of Class A common stock into which shares of Class B common stock are convertible;

         o any relaxation on the restrictions on transfer of the Class B common stock; or

         o any change in the powers, preferences or special rights of the Class A common stock or the Class B common stock adversely affecting the holders of the Class A common stock.

         Holders of a majority of the outstanding shares of the Class A common stock and the Class B common stock, voting as separate classes, must approve the authorization or issuance of additional shares of Class B common stock, except when we take parallel action with respect to Class A common stock in connection with stock dividends, stock splits, recapitalizations, and similar changes. Except as described above or as required by law, holders of Class A common stock and Class B common stock vote together on all matters presented to the stockholders for their vote or approval, including the election of directors.

         As of March 23, 2000, the outstanding shares of Class A common stock equal approximately 77.7% of the total number of shares of common stock outstanding, and the holders of Class B common stock have control of approximately 74.2% of the combined voting power of the common stock. Accordingly, the holder of Class B common stock currently has the power to elect our entire board of directors. In general, Mr. Pagon, by virtue of his beneficial ownership of all of the Class B common stock, may determine the outcome of any matter submitted to the stockholders for approval including the outcome of all corporate transactions. Mr. Pagon and the Class B common stock are currently subject to the terms of a voting agreement.

         Each share of common stock is entitled to receive dividends as declared by the board of directors out of funds legally available. The Class A common stock, Class B common stock and non-voting common stock share equally on a share-for-share basis in cash dividends.

         In the event of a merger or consolidation to which we are a party, each share of Class A common stock, Class B common stock and non-voting common stock will be entitled to receive the same consideration, except that, if we are not the surviving corporation, holders of Class B common stock may receive stock with greater voting power in lieu of stock with lesser voting power received by holders of Class A common stock, and holders of non-voting common stock may receive stock with no voting rights.

         Our stockholders have no preemptive or other rights to subscribe for additional shares. Subject to any rights of holders of any preferred stock, all holders of common stock, regardless of class, are entitled to share equally on a share-for-share basis in any assets available for distribution to stockholders if we liquidate, dissolve or wind up. No shares of common stock are subject to redemption or a sinking fund. All issued common stock is validly issued, fully paid and nonassessable. In the event of any change in the number of outstanding shares of either class of common stock from a stock split, combination, consolidation or reclassification, we are required to take parallel action with respect to the other class so that the number of shares of each class bears the same relationship to each other as they did before the event. Cumulative voting is not permitted.

         Conversion Rights and Restrictions on Transfer. The Class A common stock and non-voting common stock have no conversion rights. Each share of Class B common stock is convertible at the option of the holder at any time and from time to time into one share of Class A common stock. Any holder of shares of Class B common stock desiring to transfer shares of Class B common stock must present those shares to us for conversion into an equal number of shares of Class A common stock. After conversion, the converted shares may be freely transferred, subject to applicable securities laws. A holder of Class B common stock may transfer shares of Class B common stock without conversion if the transfer is to one of the following:

         o Marshall W. Pagon or any of his immediate family members. For purposes of this paragraph, immediate family member includes Mr. Pagon's spouse and parents, the lineal descendents of either of his parents, and the spouses of their lineal descendents. Adoptive and step relationships are included for purposes of defining parentage and descent;

         o the estate of Marshall W. Pagon or any of his immediate family members until the property of such estate is distributed in accordance with such deceased's will or applicable law; or

         o any voting or other trust, corporation, partnership or other entity, more than 50% of the voting equity interests of which are owned directly or indirectly by, and which is controlled by, Marshall W. Pagon or any of his immediate family members.

         If ownership or voting rights of shares of Class B common stock are transferred other than in accordance with the preceding paragraph, or a transferee loses the status that allowed him or her to hold shares of Class B common stock without conversion, such shares of Class B common stock will automatically convert into an equal number of shares of Class A common stock. Because of these restrictions, no trading market is expected to develop in the Class B common stock and the Class B common stock will not be listed or traded on any exchange or in any market.

         In the event that shares of non-voting common stock are issued in the future, Pegasus would decide at that time whether to register those shares under the Securities Act of 1933. If they are not registered, the shares of non-voting common stock would be subject to restrictions on transfer.

         Pegasus will deliver to the holders of non-voting common stock the same proxy statements, without proxies except as required by law, and annual reports and other information and reports as it delivers to holders of Class A common stock to the extent required by law or the market in which Pegasus' stock is traded.

         Effects of Disproportionate Voting Rights. The disproportionate voting rights of the classes of common stock could have any adverse effect on the market price of the Class A common stock. For example, we could not be acquired in a hostile takeover without Marshall W. Pagon's approval as long as he has voting control. Merger proposals, tender offers, or proxy contests may be discouraged even if such actions were favored by holders of Class A common stock. Accordingly, holders of Class A common stock may be unable to sell their shares at a premium over prevailing market prices, since takeover bids frequently involve purchases of stock directly from shareholders at a premium price.


                       Description of Preferred Securities

Description of Preferred Stock

         Our board of directors may issue 20,000,000 shares of preferred stock par value $.01 per share without shareholder approval, and may determine their terms, including the following:

         o the designation of the series of preferred stock and the number of shares which will constitute such series;

         o the public offering price;

         o any discount paid to, or received by, any underwriters;

         o the voting powers, if any;

         o the dividend rate of such series and any preferences in relation to the dividends payable on any other class or series of our capital stock and any limitations or conditions on the payment of dividends;

         o the redemption price and terms of redemption, if redeemable;

         o the amount payable upon our liquidation, dissolution or winding up;

         o the amount of a sinking fund, if any;

         o conversion rights, if any, including the conversion price or rate of exchange and the adjustment, if any, to be made to the conversion price or rate of exchange;

         o any other designation, preferences and relative, participating, optional or other special rights; and

         o any other qualifications, limitations or restrictions relating to the preferred stock.

         Our board of directors may delegate the power to determine the terms listed above to a committee of our board of directors. The terms of the preferred stock, as determined by our board of directors or committee will be described in the applicable prospectus supplement.

         In addition to the terms set by our board of directors or finance committee, Delaware law provides that the holders of preferred stock have the right to vote separately as a class on any proposal involving a fundamental change in the rights of holders of such preferred stock.

         As described under Description of Depositary Shares below we may, at our option, elect to offer depositary shares evidenced by depositary receipts, each representing an interest that will be specified in a prospectus supplement relating to the particular series of preferred stock in a share of the particular series of preferred stock issued and deposited with a depositary.

Description of Series A Preferred Stock

         General. The following is a summary of certain terms of the Series A preferred stock. The terms of the Series A preferred stock are set forth in the certificate of designation. This summary is not intended to be complete and is subject to, and qualified in its entirety by reference to, Pegasus' amended and restated certificate of incorporation and the certificate of designation. To obtain copies of the certificates of designation, please see Where You Can Find More Information.

         Pursuant to the certificate of designation, we have issued approximately 143,684 shares of Series A preferred stock with a liquidation preference of $1,000 per share. This includes shares issued to pay in-kind dividends on the Series A preferred stock. On January 1, 2007, we must redeem, subject to the legal availability of funds, all outstanding shares of Series A preferred stock at a price in cash equal to the liquidation reference, plus accrued and unpaid dividends, if any, to the date of redemption.

         Dividends. The holders of the Series A preferred stock are entitled to receive, as dividends are declared by the board of directors out of funds legally available, cumulative preferential dividends from the issue date of the Series A preferred stock accruing at the rate per share of 12 3/4% per annum, payable semi-annually in arrears on January 1 and July 1 of each year. Accumulated unpaid dividends bear interest at a per annum rate 200 basis points in excess of the annual dividend rate on the Series A preferred stock. Dividends are payable in cash, except that on or prior to January 1, 2002, dividends may be paid, at our option, by the issuance of additional shares of Series A preferred stock having an aggregate liquidation preference equal to the amount of such dividends.

         Optional Redemption. We do not have the option to redeem Series A preferred stock until after January 1, 2002. We may redeem the Series A preferred stock after that date, starting at 106.375% of the liquidation preference during the 12-month period beginning January 1, 2002 and declining annually to 100.000% of the liquidation preference on January 1, 2005 and thereafter.

         Change of Control. Upon the occurrence of a change of control of Pegasus, each holder of shares of Series A preferred stock will have the right to require us to repurchase all or any part of such holder's Series A preferred stock at an offer price in cash equal to 101% of the aggregate liquidation preference of the preferred stock the holder wishes to sell, plus accrued and unpaid dividends, if any, to the date of purchase. Generally, a change of control means the occurrence of any of the following:

         o the sale of all or substantially all of our assets to any person other than Marshall W. Pagon or his related parties as described in the certificate of designation;

         o the adoption of a plan relating to the liquidation or dissolution of Pegasus;

         o the consummation of any transaction in which a person becomes a beneficial owner of more of our Class A common stock than is beneficially owned at such time by Mr. Pagon and his related parties;

         o the consummation of any transaction in which Mr. Pagon and his related parties cease to have at least 30% of the combined voting power of all our voting stock or Mr. Pagon and his affiliates acquire beneficial ownership of more than 66 2/3% of our Class A common stock; or

         o the first day on which a majority of the members of our board of directors are not continuing directors - essentially, directors elected or recommended by the current board of directors or their designated replacements.

         Certain Covenants. The certificate of designation contains a number of covenants restricting our operations and those of our subsidiaries. For example, the covenants limit Pegasus' ability to issue capital stock ranking on parity with or senior to the Series A preferred stock, and the ability of Pegasus and its subsidiaries to incur additional indebtedness, pay dividends or make distributions, make certain investments, issue subsidiary stock, enter into certain consolidations or mergers and enter into certain transactions with affiliates.

Description of Series B, Series D and Series E Junior Convertible Participating Preferred Stock

         General. The following is a summary of certain terms of Series B, Series D and Series E junior convertible participating preferred stock. The terms of the Series B, Series D and Series E junior convertible participating preferred stock are set forth in the respective certificates of designation. This summary is not intended to be complete and is subject to, and qualified in its entirety by reference to, Pegasus' amended and restated certificate of incorporation and the certificates of designation. To obtain copies of the certificates of designation, please see Where You Can Find More Information.

         Under the respective certificates of designation, the following number of shares of Series B, Series D and Series E junior convertible participating preferred stock, each with a liquidation preference of $1,000 per share plus any accrued but unpaid dividends, have been issued:

         o 5,707 shares of Series B junior convertible participating preferred stock;

         o 22,500 shares of Series D junior convertible participating preferred stock; and

         o 10,000 shares of Series E junior convertible participating preferred stock.

         With respect to dividend distributions, the Series B, Series D and Series E junior convertible participating preferred stock rank senior to all classes of our common stock, junior to the Series A preferred stock and Series C convertible preferred stock, and on a parity with each other. In the event of a liquidation, the Series B, Series D and Series E junior convertible participating preferred stock will rank, to the extent of their respective liquidation preferences, junior to the Series A preferred stock and Series C convertible preferred stock, senior to the common stock and on parity with each other. The Series B, Series D and Series E preferred stock will also share pro rata with the common stock, each other and all other series of participating preferred stock after the common stock has received an amount equal to the sum of the liquidation preferences of all outstanding series of participating preferred stock.

         Voting Rights. Holders of Series B, Series D and Series E junior convertible participating preferred stock will have no voting rights with respect to general corporate matters except as provided by Delaware law. They have no right to consent or withhold consent to any of the proposals described herein.

         Dividends. The holders of shares of the Series B, Series D and Series E junior convertible participating preferred stock are entitled to receive, when, as and if declared by our board of directors out of funds legally available, cumulative preferential cash dividends in the amount of $1.4 million per year in the aggregate for all series.

         Conversion Rights. Each share of Series B, Series D and Series E junior convertible participating preferred stock will be convertible at any time at the option of the holder into that number of whole shares of our Class A common stock as is equal to the stated liquidation preference of $1,000 per share, divided by an initial conversion price, subject to adjustment upon the occurrence of specified events. As a result, each share of Series B, and Series D junior convertible participating preferred stock will initially be convertible into 16.24, and 9.77 shares of Class A common stock, respectively. The conversion ratio of the Series E junior convertible participating preferred stock will be approximately 10.78.

         Redemption. At our option, we may redeem all, but not less than all, of the outstanding shares of Series B junior convertible participating preferred stock at any time after January 4, 2005 at a price per share equal to $1,000 plus any accrued but unpaid dividends, if any, whether or not declared. At the option of the holders of all of the Series B junior convertible participating preferred stock, they may require us to redeem all, but not less than all, of the outstanding shares of Series B junior convertible participating preferred stock at any time after January 4, 2002. The redemption will be at a price per share equal to $1,000 plus any accrued but unpaid dividends, if any, whether or not declared.

         At our option, we may redeem all, but not less than all, of the outstanding shares of Series D junior convertible participating preferred stock at any time at a price per share equal to $1,000 plus any accrued but unpaid dividends, if any, whether or not declared. At the option of the holders of all outstanding shares of Series D junior convertible participating preferred stock, they may require us to redeem 10,000 of the outstanding shares at any time after March 1, 2000, an additional 6,125 of the outstanding shares at any time after February 1, 2002, and the remainder of the outstanding shares at any time after February 1, 2003. The redemption will be at a price per share equal to $1,000 plus any accrued but unpaid dividends, if any, whether or not declared.

         At our option, we may redeem all, but not less than all, of the outstanding shares of Series E junior convertible participating preferred stock at any time until February 2001 for $1,000 per share, and thereafter for $1,000 per share, in both cases plus accrued but unpaid dividends, if any, whether or not declared. At the option of the holders all outstanding shares of Series E junior convertible participating preferred stock, they may require us to redeem 5,000 of the outstanding shares beginning in February 2002, and the remaining 5,000 shares beginning in February 2003. The redemption price will be $1,000 per share plus accrued but unpaid dividends, if any, whether or not declared.

         However, we will not be obligated to redeem any of the Series B, Series D and Series E junior convertible participating preferred stock unless at the time we are able to do so in compliance with the certificates of designation for our Series A preferred stock and Series C convertible preferred stock, our indentures and any subsequent certificate of designation, indenture or similar agreement which limits our ability to redeem the Series B, Series D and Series E junior convertible participating preferred stock.

Description of Series C Convertible Preferred Stock

         General. The following is a summary of certain terms of the Series C convertible preferred stock. The terms of the Series C convertible preferred stock are set forth in the certificate of designation. This summary is not intended to be complete and is subject to, and qualified in its entirety by reference to, Pegasus' amended and restated certificate of incorporation and the certificate of designation. To obtain a copy of the certificate of designation, see Where You Can Find More Information.

         Pursuant to the certificate of designation, 3,000,000 shares of Series C convertible preferred stock, with a liquidation preference of $100 per share plus any accrued but unpaid dividends, have been issued. With respect to dividend distributions and distributions upon liquidation, winding-up and dissolution, the Series C convertible preferred stock ranks junior to our Series A preferred stock senior to our Series B, D and E preferred stock and all classes of our common stock.

         Voting Rights. Holders of Series C convertible preferred stock will have no voting rights with respect to general corporate matters except as provided by Delaware law or, in limited circumstances, as provided in the certificate of designation relating to the Series C convertible preferred stock.

         Dividends. The holders of shares of the Series C convertible preferred stock are entitled to receive, when, as and if declared by our board of directors out of funds legally available, cumulative preferential dividends from the issue date of the Series C convertible preferred stock. These dividends will accrue at an annual rate of 6 1/2% of the liquidation preference of $100 per share, payable quarterly in arrears. Dividends are payable in cash or, at our option, in shares of our Class A common stock or a combination thereof.

         Conversion Rights. Each share of Series C convertible preferred stock will be convertible at any time at the option of the holder into that number of whole shares of our Class A common stock as is equal to the stated liquidation preference of $100 per share, divided by an initial conversion price of $127.50 subject to adjustment upon the occurrence of specified events. As a result, each share of Series C convertible preferred stock will initially be convertible into
0.7843 shares of Class A common stock.

         Optional Redemption. Beginning February 1, 2003, we may redeem the Series C convertible preferred stock at redemption premiums set forth in the certificate of designation plus accumulated and unpaid dividends, if any.

         Special Redemption. On or after August 1, 2000 but prior to February 1, 2003, we may redeem the Series C convertible preferred stock at a redemption premium of 105.525% plus accumulated and unpaid dividends. We may only do this if the trading price of the Series C convertible preferred stock equals or exceeds $191.25 for a specified trading period.

         Change of Control. In the event of a "change of control" of Pegasus, as that term is defined in the certificate of designation, holders of the Series C convertible preferred stock will, in the event that the market price per share of our Class A common stock at such time is less than the conversion price of the Series C convertible preferred stock, have a one-time option to convert such holder's shares of Series C convertible preferred stock into shares of our Class A common stock at a conversion price equal to the greater of:

         o the market price per share of our Class A common stock as of the date of the change of control; or

         o $68.00 per share.

In lieu of issuing the shares of our Class A common stock issuable upon conversion in the event of a change of control, we may, at our option, make a cash payment equal to the market value of the shares of our Class A common stock otherwise issuable.

Description of Depositary Shares

         The summary set forth below and in any prospectus supplement describing provisions of the deposit agreement and of the depositary shares and depositary receipts is not complete. You should carefully review the prospectus supplement and the form of deposit agreement and form of depositary receipts relating to each series of preferred stock.

         General. We may, at our option, elect to have shares of preferred stock be represented by depositary shares. The shares of any series of preferred stock underlying the depositary shares will be deposited under a separate deposit agreement that we will enter with a bank or trust company. Such bank will be considered the depositary. The prospectus supplement relating to a series of depositary shares will set forth the name and address of the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable interest in the number of shares of preferred stock underlying the depositary share, to all the rights and preferences of the preferred stock underlying such depositary share, including dividend, voting, redemption, conversion, exchange and liquidation rights.

          The depositary shares will be evidenced by depositary receipts issued pursuant to a deposit agreement, each of which will represent the applicable interest in a number of shares of a particular series of preferred stock described in the applicable prospectus supplement.

         Unless otherwise specified in the prospectus supplement, a holder of depositary shares is not entitled to receive the shares of preferred stock underlying the depositary shares.

         If required by law, engraved depositary receipts will be prepared. Pending their preparation, the depositary may, upon our written order, issue temporary depositary receipts substantially identical to the definitive depositary receipts. Definitive depositary receipts will thereafter be prepared without unreasonable delay.

         Dividends and Distributions. The depositary will distribute all cash dividends or other cash distributions received for preferred stock to the record holders of depositary shares representing such preferred stock in proportion to the numbers of such depositary shares owned by such holders on the relevant record date.

         In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled to such property, as nearly as practicable, in proportion to the number of depositary shares owned by such holder. However, if the depositary determines that it is not feasible to make such distribution, it may, with our approval, sell the property and distribute the net proceeds from the sale to the holders.

         The deposit agreement also contains provisions relating to the manner in which any subscription or similar rights we offer to holders of preferred stock shall be made available to holders of depositary shares.

         Conversion and Exchange. If any preferred stock underlying the depositary shares is subject to provisions relating to its conversion or exchange as set forth in an applicable prospectus supplement, each record holder of depositary shares will have the right or obligation to convert or exchange their depositary shares pursuant to its terms.

         Redemption of Depositary Shares. If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares of preferred stock underlying the depositary shares. Whenever we redeem preferred stock from the depositary, the depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares of preferred stock that were redeemed. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as we may determine.

         After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price payable upon such redemption. Any funds we deposit with the depositary for any depositary shares which the holders fail to redeem will be returned to us after a period of two years from the date we deposit such funds.

         Voting. Upon receipt of notice of any meeting or action in lieu of any meeting at which the holders of any shares of preferred stock underlying the depositary shares are entitled to vote, the depositary will mail the information contained in the notice to the record holders of the depositary shares relating to the preferred stock. Each record holder of such depositary shares on the record date which will be the same date for the preferred stock, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock underlying the holder's depositary shares. The depositary will make an effort to vote the number of shares of preferred stock underlying such depositary shares in accordance with the holders' instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so.

         Amendment of Deposit Agreement. The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may at any time be amended by agreement between us and the depositary. However, any amendment which materially and adversely alters the rights of existing holders of depositary shares will not be effective unless such amendment has been approved by at least a majority of the depositary shares then outstanding.

         Charges of Depositary. We will pay all transfer and other taxes and governmental charges that arise solely from the existence of the depositary arrangements. We will pay charges of the depositary in connection with the initial deposit of preferred stock and any exchange or redemption of the preferred stock. Holders of depositary shares will pay all other transfer and other taxes and governmental charges, and, other charges as are expressly provided in the deposit agreement to be for their accounts.

         Miscellaneous. We, or at our option, the depositary, will forward to the holders of depositary shares all of our reports and communications which we are required to furnish to the holders of preferred stock. Neither we nor the depositary will be liable if we or it is prevented or delayed by law or any circumstances beyond our or its control in performing our or its obligations under the deposit agreement. Our obligations and the depositary's obligations under the deposit agreement will be limited to performance in good faith and neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary share or preferred stock unless satisfactory indemnity has been furnished. Both we and the depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, holders of depositary shares or other persons believed to be competent and on documents believed to be genuine.

         Resignation and Removal of Depositary; Termination of the Deposit Agreement. The depositary may resign at any time by delivering notice to us of its election to do so, and we may at any time remove the depositary. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. We will appoint a successor depositary within 60 days after delivery of the notice of resignation or removal. We may terminate the deposit agreement or it may be terminated by the depositary if a period of 90 days expires after the depositary has delivered written notice to us of its election to resign and we have not appointed a successor depositary. Upon termination of the deposit agreement, the depositary will discontinue the transfer of depositary receipts, will suspend the distribution of dividends to the holders of depositary receipts, and will not give any further notices, other than notice of such termination, or perform any further acts under the deposit agreement except that the depositary will continue to deliver preferred stock certificates, together with dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property in exchange for depositary receipts surrendered. Upon our request, the depositary will deliver to us all books, records, certificates evidencing preferred stock, depositary receipts and other documents relating to the subject matter of the deposit agreement.

                             Description of Warrants

         The following description of the terms of the warrants sets forth certain general rules and provisions of the warrants to which any prospectus supplement may relate. The prospectus supplement relating to the warrants will describe the particular term of the warrants and the extent, if any, to which these general provisions may apply to the warrants offered.

         Pegasus may issue warrants to purchase senior debt securities, senior subordinated debt securities, subordinated debt securities, preferred stock, non-voting common stock, depositary shares, Class A common stock or any combination thereof. Such warrants may be issued independently or together with any such underlying warrant securities and may be attached or separate from the underlying warrant securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between Pegasus and a warrant agent. The warrant agent will act solely as an agent of Pegasus in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

         The applicable prospectus supplement will describe the terms of any warrants in respect of which this prospectus is being delivered, including the following:

         o the title of such warrants;

         o the aggregate number of such warrants;

         o the price or prices at which such warrants will be issued;

         o the designation and terms of the underlying warrant securities purchasable upon exercise of such warrants and the number of such underlying warrant securities issuable upon exercise of such warrants;

         o the date on which the right to exercise such warrants shall commence and the date on which such right shall expire;

         o whether such warrants will be issued in registered form or bearer form;

         o if applicable, the minimum or maximum amount of such warrants which may be exercised at any one time;

         o if applicable, the designation and terms of the underlying warrant securities with which such warrants are issued and the number of such warrants issued with each such underlying warrant security;

         o if applicable, the date on and after which such warrants and the related underlying warrant securities will be separately transferable;

         o information with respect to book-entry procedures, if any;

         o if applicable, a discussion of certain United States federal income tax considerations;

         o the procedures and conditions relating to the exercise of such warrants; and

         o any other terms of such warrants, including terms, procedures and limitations relating to the exchange and exercise of such warrants.

         Warrant certificates may be exchanged for new warrant certificates of different denominations and warrants may be exercised at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement. Prior to the exercise of their warrants, holders of warrants exercisable for debt securities will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal, or premium, if any, or interest, if any, on the debt securities purchasable upon such exercise. Prior to the exercise of their warrants for shares of preferred stock, non-voting common stock, or Class A common stock, holders of such warrants will not have any rights of holders of the preferred stock, non-voting common stock, or Class A common stock purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the preferred stock or Class A common stock purchasable upon such exercise.

                              Description of Units

         As specified in the applicable prospectus supplement, units will consist of one or more Class A common securities, warrants, non-voting common stock, debt securities or preferred securities or any combination thereof. Reference is made to the applicable prospectus supplement for:

         o all terms of the units and of the Class A common securities, warrants, non-voting common stock, debt securities or preferred securities, or any combination thereof, comprising the units, including whether and under what circumstances the securities comprising the units may or may not be traded separately;

         o a description of the terms of any unit agreement governing the units; and

         o a description of the provisions for the payment, settlement, transfer or exchange of the units.

                         Description of Debt Securities


         The following is a general description of the debt securities which may be issued from time to time by us. The particular terms relating to each debt security will be set forth in a prospectus supplement.

         The debt securities will be our direct, unsecured obligations. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The senior subordinated debt securities will have a junior position to all of our senior debt. The subordinated securities will have a junior position to all of our senior debt and all of our other senior subordinated debt.

         Since a significant part of our operations are conducted through subsidiaries, a significant portion of our cash flow, and consequently, our ability to service debt, including the debt securities, is dependent upon the earnings of our subsidiaries and the transfer of funds by those subsidiaries to us in the form of dividends or other transfers, supplemented with borrowings.

         Some of our operating subsidiaries may finance their operations by borrowing from external creditors; lending agreements between some of the operating subsidiaries and external creditors may restrict the amount of net assets available for cash dividends and other payments to us.

         In addition, holders of our debt securities will have a junior position to claims of creditors of our subsidiaries, including trade creditors, debt holders, secured creditors, taxing authorities, guarantee holders and any preferred stockholders, except to the extent that we are recognized as a creditor of our subsidiary. Any claims of Pegasus as the creditor of its subsidiary would be subordinate to any security interest in the assets of such subsidiary and any indebtedness of such subsidiary senior to that held by us.

         Each series of the debt securities will be issued under an indenture between Pegasus and First Union National Bank, as trustee.

         We have summarized below the material provisions of the indenture. The indenture is filed as an exhibit to the registration statement and is incorporated into this prospectus by reference. You should read the indenture for provisions that may be important to you.

Terms Applicable to Senior Debt Securities, Senior Subordinated Debt Securities and Subordinated Debt Securities

         No limit on debt amounts. The indenture does not limit the amount of debt which can be issued under the indenture. That amount is set from time to time by our board of directors.

         Prospectus Supplements. The applicable prospectus supplement will contain the specific terms for the debt securities including some or all of the following:

         o title of the securities;

         o offering price;

         o any limit on the amount that may be issued;

         o whether or not the debt securities will be issued in global form and who the depository will be;

         o maturity date(s);

         o interest rate or the method of computing the interest rate;

         o dates on which interest will accrue, or how the dates will be determined, the interest payment dates and any related record dates;

         o place(s) where payments will be made;

         o terms and conditions on which the debt securities may be redeemed at our option;

         o date(s), if any, on which, and the price(s) at which we are obligated to redeem, or at the holder's option to purchase, the debt securities and related terms and provisions;

         o any provisions granting special rights to holders when a specified event occurs;

         o details of any required sinking fund payments;

         o any changes to or additional events of default or covenants;

         o any special tax implications of the debt securities;

         o subordination terms of any senior subordinated debt securities and subordinated debt securities;

         o any events of default in lieu of or in addition to those described in this prospectus and remedies relating to events of default;

         o terms, if any, on which a series of debt securities may be convertible into or exchangeable for our common stock, preferred stock or other debt securities, including provisions as to whether conversion or exchange is mandatory, at the option of the holder or at our option; and

         o any other terms that are not inconsistent with the indenture.

         Unless otherwise indicated in an applicable prospectus supplement relating to debt securities, the debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with a transfer or exchange.

         Debt securities may be issued under the indenture as original issue discount securities (as defined below) to be offered and sold at a substantial discount from their stated principal amount. In addition, under Treasury regulations it is possible that the debt securities which are offered and sold at their stated principal amount would, under certain circumstances, be treated as issued at an original issue discount for federal income tax purposes. Federal income tax consequences and other special considerations applicable to any such original issue discount securities (or other debt securities treated as issued at an original issue discount) will be described in the prospectus supplement relating to such securities.

         "Original Issue Discount Security" means any debt security that does not provide for the payment of interest prior to maturity or which is issued at a price lower than its principal amount and which provides that upon redemption or acceleration of its stated maturity an amount less than its principal amount shall become due and payable.

         Covenants.  We will:

         o pay the principal, interest and any premium on the debt securities when due; and

         o maintain a place of payment.

         Consolidation, Merger and Sale of Assets. We will not consolidate with or merge into any other corporation or transfer all or substantially all of our assets unless:

         o the successor is a corporation organized in the United States and expressly assumes the due and punctual payment of the principal and interest on all debt securities issued under the indenture and the performance of every other covenant of the indenture; and

         o immediately after we consolidate or merge, no event of default and no event which, after notice or lapse of time, or both, would become an event of default, shall have happened and be continuing.

         Upon any such consolidation, merger or transfer, the successor corporation shall be substituted for Pegasus under the indenture and Pegasus shall be relieved of all obligations and covenants under the indenture and the debt securities.

         Events of default.  The following are events of default:

         o we fail to pay the principal, any premium or any sinking fund payment when due;

         o we fail to pay interest within 30 days of the due date;

         o we fail to observe or perform any other covenant contained in the debt security or indenture and such failure continues for 90 days after we receive notice from the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series; and

         o certain events of bankruptcy or insolvency, whether voluntary or not.

         An event of default with respect to one series of debt securities does not necessarily constitute an event of default with respect to any other series of debt securities.

         The trustee may withhold notice to the holders of any series of debt securities of any default with respect to such series (except in the payment of principal, premium or interest) if it considers such withholding to be in the interests of such holders.

         If an event of default with respect to any series of debt securities shall have occurred and be continuing, the trustee or the holders of 25% in aggregate principal amount of the debt securities of such series may declare the principal of all the debt securities of such series, or in the case of discounted debt securities, such portion of the discounted debt securities as may be described in the prospectus supplement, to be immediately due and payable.

         The indenture contains a provision entitling the trustee to be indemnified by the holders before proceeding to exercise any right or power at the request of any of the holders.

         The holders of a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or with respect to the debt securities. The right of a holder to institute a proceeding with respect to the indenture is subject to certain conditions, including giving notice and indemnity to the trustee. However, the holder has an absolute right to receipt of principal, premium, if any, and interest at the stated maturities (or, in the case of redemption, on the redemption date) or to institute suit for the enforcement of such payment.

         The holders of a majority in principal amount of the outstanding debt securities of any series may waive any past defaults except:

         o a default in payment of the principal or interest; and

         o a default in respect of a covenant or provision of the indenture which cannot be amended or modified without the consent of the holder of each debt security affected. In addition, if the consent of the holder of each outstanding senior subordinated debt security is required, the waiver shall not be effective until each holder of the securities shall have consented to such waiver.

         We will periodically file statements with the trustees regarding our compliance with covenants in the indenture.

         Modifications and Amendments. Subject to the qualifications set forth below, modifications and amendments to the indenture may be made by us and the trustee without the consent of the holders of a majority in principal amount of the outstanding debt securities. The following changes can only be made with the consent of each affected holder:

         o a change in the terms of payment of principal, premium, or interest; and

         o a reduction in the percentage of holders necessary to amend the indenture or waive any default.

         Satisfaction and Discharge. Unless otherwise specified in the prospectus supplement, we can satisfy our obligations under outstanding debt securities and need not comply with most of the covenants in the indenture if we deposit with the trustee funds sufficient to pay all amounts owed in the future and obtain an opinion of counsel that the deposit itself will not cause the holders of debt securities to recognize gain or loss for income tax purposes.

         Upon our request, the indenture will no longer be effective for almost all purposes if either:

         o all outstanding securities have been delivered to the trustee for cancellation; or

         o the only securities which are still outstanding have, or within one year will, become due and payable or are to be called for redemption, and we have deposited with the trustee funds which are sufficient to make all future payments.

         Concerning the Trustee. The prospectus supplement with respect to particular debt securities will describe any relationship that we may have with the trustee for the debt securities offered. Pegasus and certain of its subsidiaries and affiliates may also maintain bank accounts, borrow money and have other customary banking or investment banking relationships with the trustee in the ordinary course of business.

         Form, Exchange, Transfer. Unless otherwise specified in the prospectus supplement, debt securities will be issued in registered form without coupons. They may also be issued in global form with accompanying book-entry procedures as outlined below.

         A holder of debt securities of any series can exchange the debt securities for other debt securities of the same series, in any authorized denomination and with the same terms and aggregate principal amount. They are transferable at the corporate trust office of the trustee or at any transfer agent designated by us for that purpose. No charge will be made for any such exchange or transfer except for any tax or governmental charge related to such exchange or transfer.

         Global Securities. The registered debt securities may be issued in the form of one or more fully registered global securities that will be deposited with and registered in the name of a depositary or with a nominee for a depositary identified in the prospectus supplement.

         The specific terms of the depositary arrangement with respect to any debt securities to be represented by a registered global security will be described in the prospectus supplement.

         Ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for such registered global security ("participants") or persons that may hold interests through participants. Upon the issuance of a registered global security, the depositary will credit, on its book-entry registration and transfer system, the participants' accounts with the principal amounts of the debt securities represented by the registered global security beneficially owned by such participants. Ownership of beneficial interests in such registered global security will be shown on, and the transfer of such ownership interests will be effected, only through records maintained by the depositary for such registered global security or on the records of participants for interests of persons holding through participants.

         So long as the depositary for a registered global security, or its nominee, is the registered owner of a registered global security, the depositary or the nominee will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes. Except as set forth below, owners of beneficial interests in a registered global security will not:

         o be entitled to have the debt securities represented by such registered global security registered in their names;

         o receive or be entitled to receive physical delivery of such debt securities in definitive forms; and

         o be considered the owners or holders of the debt securities.

         Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for such registered global security and, if such person is not a participant, on the procedures of the participant through which such person owns its interest, to exercise any rights of a holder under the applicable indenture. We understand that under existing industry practices, if we request any action of holders, or if an owner of a beneficial interest in a registered global security desires to take any action which a holder is entitled to take under the applicable indenture, the depositary would authorize the participants holding the relevant beneficial interests to take such action, and such participants would authorize beneficial owners owning through such participants to take such action.

         Principal, premium, if any, and interest payments on debt securities represented by a registered global security registered in the name of a depositary or its nominee will be made to such depositary or its nominee, as the case may be, as the registered owner of such registered global security. Neither Pegasus nor the trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in such registered global security.

         We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payment of principal, premium or interest will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in such registered global security as shown on the records of such depositary. We also expect that payments by participants to owners of beneficial interests in such a registered global security held by the participants will be governed by standing customer instructions and customary practices, as is now the case with the securities held for the accounts of customers in bearer form or registered in "street name."

         We may at any time determine not to have any of the debt securities of a series represented by one or more registered global securities and, in such event, will issue debt securities of such series in definitive form in exchange for all of the registered global security or securities representing such debt securities. Any debt securities issued in definitive form in exchange for a registered global security will be registered in such name or names as the depositary shall instruct the relevant trustee. We expect that such instructions will be based upon directions received by the depositary from participants with respect to ownership of beneficial interests in such registered global security.

         The debt securities may also be issued in the form of one or more bearer global securities that will be deposited with a common depositary for Euro-clear and Cedel Bank, or with a nominee for such depositary identified in the prospectus supplement. The specific terms and procedures, including the specific terms of the depositary arrangement, with respect to any portion of a series of debt securities to be represented by a bearer global security will be described in the prospectus supplement.

Particular Terms of the Senior Debt Securities

         Ranking of Senior Debt Securities. The senior debt securities will constitute part of our senior debt and rank equally with all our other unsecured debt, except that it will be senior to our senior subordinated debt.

Particular Terms of the Senior Subordinated Debt Securities

         Ranking of Senior Subordinated Debt Securities. The senior subordinated debt securities will rank senior to any subordinated debt securities and will be subordinated and junior in right of payment to any senior debt securities and certain other indebtedness of Pegasus to the extent set forth in the applicable prospectus supplement.

Particular Terms of the Subordinated Debt Securities

         General. Subordinated debt securities are issuable in one or more series pursuant to a resolution of our board of directors or as established in a supplemental indenture.

         Ranking of Subordinated Debt Securities. The subordinated debt securities will be subordinated and junior in right of payment to any senior debt securities and senior subordinated debt securities and certain other indebtedness of Pegasus to the extent set forth in the prospectus supplement.

                              Plan of Distribution

         We may sell Class A common stock, non-voting common stock, warrants, units, preferred securities or any series of debt securities in one or more of the following ways from time to time:

         o through agents;

         o to or through underwriters;

         o through dealers; and

         o directly by us to purchasers.

         If we use underwriters in the sale, the underwriters will acquire securities for their own account and may resell them in one or more transactions, including:

         o at a fixed price or prices, which may be changed;

         o at market prices prevailing at the time of sale;

         o at prices related to such prevailing market prices; or

         o at negotiated prices.

         Offers to purchase the securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the securities under this prospectus will be named, and any commissions payable by us to these agents will be set forth, in a related prospectus supplement. Unless otherwise indicated in a prospectus supplement, any agent will be acting on a reasonable best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

         If the securities are sold by means of an underwritten offering, we will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, the respective amounts underwritten and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in a related prospectus supplement. That prospectus supplement and this prospectus will be used by the underwriters to make resales of the securities. If underwriters are used in the sale of any securities in connection with this prospectus, those securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriters and us at the time of sale. Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by one or more underwriters. If any underwriter or underwriters are used in the sale of securities, unless otherwise indicated in a related prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to some conditions precedent and that the underwriters with respect to a sale of these securities will be obligated to purchase all such securities if any are purchased.

         We may grant to the underwriters options to purchase additional securities, to cover over-allotments, if any, at the public offering price, with additional underwriting commissions or discounts, as may be set forth in a related prospectus supplement. If we grant any over-allotment option, the terms of that over-allotment option will be set forth in the prospectus supplement for these securities.

         If a dealer is utilized in the sale of the securities in respect of which this prospectus is delivered, we will sell these securities to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the prospectus supplement relating to those offers and sales.

         Offers to purchase securities may be solicited directly by us and those sales may be made by us directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of those securities. The terms of any sales of this type will be described in the prospectus supplement.

         If so indicated in a related prospectus supplement, we may authorize agents and underwriters to solicit offers by certain institutions to purchase securities from us at the public offering price set forth in a related prospectus supplement as part of delayed delivery contracts providing for payment and delivery on the date or dates stated in a related prospectus supplement. Such delayed delivery contracts will be subject to only those conditions set forth in a related prospectus supplement. A commission indicated in a related prospectus supplement will be paid to underwriters and agents soliciting purchases of securities pursuant to delayed delivery contracts accepted by us.

         Agents, underwriters and dealers may be entitled under relevant agreements with us to indemnification by us against some liabilities, including liabilities under the Securities Act, or to contributions with respect to payments which such agents, underwriters and dealers may be required to make in respect thereof.

         Agents, underwriters and dealers may be customers of, engage in transactions with, or perform services for, us in the ordinary course of our business.

                                  Legal Matters

         Certain legal matters in connection with the legality of any Class A common stock, non-voting common stock, warrants, units, preferred stock, senior debt securities, senior subordinated debt securities and subordinated debt securities offered hereby will be passed upon for us by Drinker Biddle & Reath LLP, Philadelphia, Pennsylvania. Michael B. Jordan, a partner of Drinker Biddle & Reath LLP, is an Assistant Secretary of Pegasus.


                                     Experts

         The financial statements of Pegasus Communications Corporation incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

         Golden Sky Holdings, Inc.'s consolidated balance sheets as of December 31, 1998 and 1999 and the related consolidated statements of operations, stockholder's equity and cash flows for each of the years in the three-year period ended December 31, 1999, incorporated by reference in this prospectus have been incorporated herein in reliance on the report of KPMG LLP, independent accountants, given and on the authority of that firm as experts in accounting and auditing.

=====================================================

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The information contained in this prospectus is accurate only as of _____________, 2000. You should not assume that this prospectus is accurate as of any other date.




                   Table of Contents

About This Prospectus...........................1
Pegasus.........................................1
Where You Can Find More
Information.....................................2
Risk Factors....................................4
Use of Proceeds................................13
Dividend Policy ...............................13
Ratio of Earnings to Fixed Charges.............13
Description of Capital Stock...................14
Description of Preferred Securities............16
Description of Warrants........................22
Description of Units...........................23
Description of Debt Securities.................24
Plan of Distribution...........................30
Legal Matters..................................32
Experts........................................32

==================================================


==================================================




                    [PEGASUS LOGO]







            Pegasus Communications Corporation

                       $750,000,000
                   Class A Common Stock
                  Non-voting Common Stock
                         Warrants
                          Units
                   Preferred Securities
                  Senior Debt Securities
            Senior Subordinated Debt Securities
               Subordinated Debt Securities
         ________________________________________

                        PROSPECTUS

                    ____________ , 2000



==================================================

                 PART II. Information Not Required in Prospectus

Item 14.  Other Expenses of Issuance and Distribution.

         The following table sets forth the estimated expenses payable by us in connection with this registration statement:

         Securities and Exchange Commission Registration Fee...  $ 198,000
         Accounting Fees and Expenses..........................  $  20,000
         Legal Fees and Expenses...............................  $  75,000
         Miscellaneous Expenses................................  $  52,000
                                                                 ---------
         Total.................................................  $ 250,000
                                                                 =========

Item 15.  Indemnification of Directors and Officers.

         The Registrant's Amended and Restated Certificate of Incorporation provides that a director of the Registrant shall have no personal liability to the Registrant or to its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that Section 102(b)(7) (or any successor provision) of the Delaware General Corporation Law, as amended from time to time, expressly provides that the liability of a director may not be eliminated or limited.

         Article 6 of the Registrant's By-Laws provides that any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Registrant, or is or was serving while a director of office of the Registrant at the request of the Registrant as a director, officer, employee, agent, fiduciary or other representative of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, shall be indemnified by the Registrant against expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably against expenses (including attorneys' fees), judgments, fines, excise taxes and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permissible under Delaware law. Article 6 also provides that any person who is claiming indemnification under the Registrant's By-Laws is entitled to advances from the Registrant for the payment of expenses incurred by such person in the manner and to the full extent permitted under Delaware law.

         The Registrant maintains directors' and officers' liability insurance.

Item 16.  Exhibits and Financial Statement Schedules.

Exhibit
Number            Description of Document
------            -----------------------
1.1*              Form of underwriting agreement for equity securities.
1.2*              Form of underwriting agreement (debt securities, warrants and units).
1.3*              Form of underwriting agreement for preferred securities.
1.4*              Form of underwriting agreement for depositary shares.
3.1               Certificate of Incorporation of Pegasus, as amended (which is incorporated by reference herein to Exhibit 3.1 to Registrant's Form 10-Q dated August 13, 1999).
3.2**             Certificate of Amendment to Certificate of Incorporation of Pegasus.
3.3               Bylaws of Pegasus, as amended (which is incorporated by reference herein to Exhibit 3.1 to
                  Pegasus' Form 10-Q dated May 14, 1998).
3.4               Certificate of Designation, Preferences and Relative, Participating, Optional and Other
                  Special Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of
                  12.75% Series A Cumulative Exchangeable Preferred Stock (which is incorporated by reference to
                  Exhibit 3.3 to Pegasus' Registration Statement on Form S-1 (File No. 333-23595).
3.5               Certificate of Designation, Preferences and  Rights of Series B Junior Convertible
                  Participating Preferred Stock (which is incorporated by reference to Exhibit 3.4 to Pegasus'
                  Registration Statement on Form S-4 (File No. 333-31080).


Exhibit
Number            Description of Document
------            -----------------------
3.6               Certificate of Designation, Preferences and Relative, Participating, Optional and Other Special
                  Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of 6 1/2%
                  Series C Convertible Preferred Stock (which is incorporated by reference to Exhibit 3.5 to
                  Pegasus' Registration Statement on Form S-4 (File No. 333-31080).
3.7               Certificate of Designation, Preferences and  Rights of Series D Junior Convertible
                  Participating Preferred Stock (which is incorporated by reference to Exhibit 3.6 to Pegasus'
                  Registration Statement on Form S-4 (File No. 333-31080).
3.8               Certificate of Designation, Preferences and  Rights of Series E Junior Convertible
                  Participating Preferred Stock (which is incorporated by reference to Exhibit 3.7 to Pegasus'
                  Form 10-K dated March 10, 2000).
4.1**             Form of senior debt securities indenture.
4.2**             Form of subordinated debt securities indenture.
4.3*              Form of any senior debt security.
4.4*              Form of any senior subordinated debt security.
4.5*              Form of any subordinated debt security.
4.6*              Form of preferred security.
4.7*              Form of unit agreement.
4.8*              Form of debt warrant agreement for warrants sold alone.
4.9*              Form of debt warrant for warrants sold alone (included in Exhibit No. 4.8).
4.10*             Form of debt warrant agreement for warrants sold attached to debt securities.
4.11*             Form of debt warrant for warrants sold attached to debt securities (included in Exhibit No.
                  4.10).
4.12*             Form of equity warrant agreement for warrants sold alone.
4.13*             Form of equity warrant for warrants sold alone (included in Exhibit No. 4.12).
4.14*             The form of any certificate of designation with respect to any preferred securities.
5.1*              Opinion of Drinker Biddle & Reath LLP.
12.1              Statement Regarding Computation of Ratios (which is incorporated by reference to Exhibit 12.1 to Pegasus' Registration Statement on Form S-3 (File No. 333-32668)).
23.1**            Consent of Drinker Biddle & Reath LLP.
23.2**            Consent of PricewaterhouseCoopers LLP.
23.3**            Consent of KPMG LLP.
24.1**            Powers of Attorney (included on Signatures and Powers of Attorney).
25.1**            Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of
                  First Union National Bank as Trustee under the Indenture with respect to the senior debt securities.
25.2**            Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of
                  First Union National Bank, as trustee under the indenture with respect to the senior subordinated debt securities.
25.3**            Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of
                  First Union National Bank, as trustee under the indenture with respect to the subordinated debt securities.

-------------------------------------------------------------------------------------------------------------------

* To be filed by amendment or as applicable to a particular offering of securities, as an exhibit to a Current Report on Form 8-K, pursuant to Regulation S-K, Item 601 (b).
**     Filed herewith.

Item 17.  Undertakings.

         (a)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                           (i) To include any prospectus required by Section
                  10(a)(3) of the Securities Act of 1933;

                           (ii) To reflect in the prospectus any facts or events
                  arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) To include any material information with
                  respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  provided, however that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

                  (2) That for the purpose of determining liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering.

                  (3) To remove from registration by means of post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions permitted under
Item 15 above or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted against the Registrant by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time is was declared effective.

         (d) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bala Cynwyd, Commonwealth of Pennsylvania, on March 28, 2000.

                                  PEGASUS COMMUNICATIONS CORPORATION

                                  By:    /s/ Ted S. Lodge
                                         -------------------------
                                             Ted S. Lodge
                                             Senior Vice President


Date:  March 28, 2000

                                POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints Marshall W. Pagon, M. Kasin Smith and Ted S. Lodge as his or her attorneys-in-fact and agents, with full power of substitution for him or her in any and all capacities, to sign any or all amendments or post-effective amendments to the Registration Statement, or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with exhibits thereto and other documents in connection therewith or in connection with the registration of the securities under the Securities Exchange Act of 1934, as amended, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact the agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his or her substitutes may do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                  Signature                                       Title                               Date
                  ---------                                       -----                               ----

            /s/ Marshall W. Pagon                  President, Chief Executive Officer,            March 28, 2000
----------------------------------------------     Chairman of the Board and Director
              Marshall W. Pagon
        (Principal Executive Officer)


              /s/ M. Kasin Smith                   Vice President and Chief Financial             March 28, 2000
----------------------------------------------     Officer
                M. Kasin Smith
 (Principal Financial and Accounting Officer)



          /s/ Robert N. Verdecchio                              Director                          March 28, 2000
----------------------------------------------
             Robert N. Verdecchio



          /s/ James J. McEntee, III                             Director                          March 28, 2000
----------------------------------------------
            James J. McEntee, III



             /s/ Mary C. Metzger                                Director                          March 28, 2000
----------------------------------------------
               Mary C. Metzger



             /s/ Donald W. Weber                                Director                          March 28, 2000
----------------------------------------------
               Donald W. Weber


            /s/ Michael C. Brooks                                Director                         March 28, 2000
----------------------------------------------
              Michael C. Brooks



                  Signature                                       Title                               Date
                  ---------                                       -----                               ----
           /s/ Harry F. Hopper, III                             Director                          March 28, 2000
----------------------------------------------
             Harry F. Hopper, III


            /s/ William P. Phoenix                              Director                          March 28, 2000
----------------------------------------------
              William P. Phoenix


             /s/ Riordon B. Smith                               Director                          March 28, 2000
----------------------------------------------
               Riordon B. Smith


                                 EXHIBIT INDEX

Exhibit
Number            Description of Document
-------           -----------------------
1.1*              Form of underwriting agreement for equity securities.
1.2*              Form of underwriting agreement (debt securities, warrants and units).
1.3*              Form of underwriting agreement for preferred securities.
1.4*              Form of underwriting agreement for depositary shares.
3.1               Certificate of Incorporation of Pegasus, as amended (which is incorporated by reference herein to Exhibit 3.1 to Registrant's Form 10-Q dated August 13, 1999).
3.2**             Certificate of Amendment to Certificate of Incorporation of Pegasus.
3.3               Bylaws of Pegasus, as amended (which is incorporated by reference herein to Exhibit 3.1 to
                  Pegasus' Form 10-Q dated May 14, 1998).
3.4               Certificate of Designation, Preferences and Relative,
                  Participating, Optional and Other Special Rights of Preferred
                  Stock and Qualifications, Limitations and Restrictions Thereof
                  of 12.75% Series A Cumulative Exchangeable Preferred Stock
                  (which is incorporated by reference to Exhibit 3.3 to Pegasus'
                  Registration Statement on Form S-1 (File No. 333-23595).
3.5               Certificate of Designation, Preferences and  Rights of Series B Junior Convertible
                  Participating Preferred Stock (which is incorporated by reference to Exhibit 3.4 to Pegasus'
                  Registration Statement on Form S-4 (File No. 333-31080).
3.6               Certificate of Designation, Preferences and Relative, Participating, Optional and Other Special
                  Rights of Preferred Stock and Qualifications, Limitations and Restrictions Thereof of 61/2%
                  Series C Convertible Preferred Stock (which is incorporated by reference to Exhibit 3.5 to
                  Pegasus' Registration Statement on Form S-4 (File No. 333-31080).
3.7               Certificate of Designation, Preferences and  Rights of Series D Junior Convertible
                  Participating Preferred Stock (which is incorporated by reference to Exhibit 3.6 to Pegasus'
                  Registration Statement on Form S-4 (File No. 333-31080).
3.8               Certificate of Designation, Preferences and  Rights of Series E Junior Convertible
                  Participating Preferred Stock (which is incorporated by reference to Exhibit 3.7 to Pegasus'
                  Form 10-K dated March 10, 2000).
4.1**             Form of senior debt securities indenture.
4.2**             Form of subordinated debt securities indenture.
4.3*              Form of any senior debt security.
4.4*              Form of any senior subordinated debt security.
4.5*              Form of any subordinated debt security.
4.6*              Form of preferred security.
4.7*              Form of unit agreement.
4.8*              Form of debt warrant agreement for warrants sold alone.
4.9*              Form of debt warrant for warrants sold alone (included in Exhibit No. 4.8).
4.10*             Form of debt warrant agreement for warrants sold attached to debt securities.
4.11*             Form of debt warrant for warrants sold attached to debt securities (included in Exhibit No.
                  4.10).
4.12*             Form of equity warrant agreement for warrants sold alone.
4.13*             Form of equity warrant for warrants sold alone (included in Exhibit No. 4.12).
4.14*             The form of any certificate of designation with respect to any preferred securities.
5.1*              Opinion of Drinker Biddle & Reath LLP.
12.1              Statement Regarding Computation of Ratios (which is incorporated by reference to Exhibit 12.1 to Pegasus' Registration Statement on Form S-3 (File No. 333-32668)).
23.1**            Consent of Drinker Biddle & Reath LLP.
23.2**            Consent of PricewaterhouseCoopers LLP.
23.3**            Consent of KPMG LLP.
24.1**            Powers of Attorney (included on Signatures and Powers of Attorney).
25.1**            Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of
                  First Union National Bank as Trustee under the Indenture with respect to the senior debt securities.


Exhibit
Number            Description of Document
-------           -----------------------
25.2**            Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of
                  First Union National Bank, as trustee under the indenture with respect to the senior subordinated debt securities.
25.3**            Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of
                  First Union National Bank, as trustee under the indenture with respect to the subordinated debt securities.

-------------------------------------------------------------------------------------------------------------------

* To be filed by amendment or as applicable to a particular offering of securities, as an exhibit to a Current Report on Form 8-K, pursuant to Regulation S-K, Item 601(b).

**     Filed herewith.